Prospectus Supplement No. 2 (to Prospectus dated April 21, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-211949 Registration No. 333-217230

OFFERING PROSPECTUS

23,767,500 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated April 21, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-217230) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2017 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement relates to the offer and sale of 23,767,500 shares of our common stock, par value $0.001 per share, by the existing holders of the securities named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, our Prospectus, dated April 21, 2017, as supplemented by this prospectus supplement is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-211949 and 333-217230.

Our common stock is quoted on the New York Stock Exchange under the trading symbol “KDMN.” On June 22, 2017, the last reported sale price of our common stock was $3.49 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the Prospectus and beginning on page 35 of our Quarterly Report on Form 10-Q  filed with the Commission on May 15, 2017, and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2017

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

ITEM 8.01	Other Events.

On June 23, 2017, Kadmon Holdings, Inc. (the “Company”) issued a press release announcing that the Company will present interim data from its ongoing Phase 2 clinical trial of KD025, the Company’s lead ROCK2 inhibitor, in previously treated patients with chronic graft-versus-host disease.  The data will be presented at Kadmon’s Research and Development Day in New York City on Tuesday, July 11, 2017, from 8:45 a.m. to 11:00 a.m. ET. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 23, 2017, issued by Kadmon Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: June 23, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer

Exhibit 99.1

Kadmon to Present Interim Data on KD025 in Chronic Graft-Versus-Host Disease (cGVHD) at R&D Day

-- Event on July 11 in New York City with Live Webcast --

NEW YORK, June 23, 2017 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) will present interim data from its ongoing Phase 2 clinical trial of KD025, the Company’s lead ROCK2 inhibitor, in previously treated patients with chronic graft-versus-host disease (“cGVHD”).  The data will be presented at Kadmon’s Research and Development (“R&D”) Day in New York City on Tuesday, July 11, 2017, from 8:45 a.m. to 11:00 a.m. ET.

The R&D Day will feature presentations by key opinion leaders, including Bruce Blazar, M.D., Regents Professor in the Department of Pediatrics, Chief of the Pediatric Blood and Marrow Transplantation Program and Vice Dean for Clinical Investigation at the School of Medicine at the University of Minnesota, Minneapolis, MN.  Dr. Blazar will share the findings of his preclinical research on KD025 in cGVHD.  Also presenting is Amandeep Salhotra, M.D., Assistant Professor, Hematology and Hematopoietic Cell Transplantation at City of Hope, Duarte, CA.  Dr. Salhotra will present interim data from the first cohort (KD025 200 mg QD) of the ongoing cGVHD trial.

Kadmon’s executive management team, led by Harlan W. Waksal, M.D., President and Chief Executive Officer, will provide an update on KD025 as well as the Company’s ROCK inhibitor platform.  KD025 is being studied in three ongoing clinical trials in autoimmune and fibrotic diseases:  A placebo-controlled Phase 2 clinical trial in moderate to severe psoriasis, an open-label Phase 2 clinical trial in idiopathic pulmonary fibrosis and an open-label Phase 2 clinical trial in cGVHD.

The R&D Day is intended for institutional investors and sell-side analysts only.  For more information, please email Ellen Tremaine, Manager, Investor Relations at Kadmon, at ellen.tremaine@kadmon.com.   A live and archived webcast of the event, with slides, will be available on the Investors section of the Kadmon website at www.kadmon.com.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in autoimmune and fibrotic diseases, oncology and genetic diseases.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; and (xxi) the use of proceeds from our recent private placement. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on May 15, 2017. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton

212.600.1902

maeve@argotpartners.com